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                                                                  EXHIBIT (l)(2)

[Letterhead AIG/The AIG Life Companies (U.S.)]  AIG LIFE INSURANCE COMPANY
                                                600 King Street, Mail Code CLMK
                                                Wilmington, DE 19801
                                                Telephone No.: 302-594-2696
                                                Facsimile No.: 302-426-1743

                                 April 10, 2003

American International Life Assurance Company of New York
80 Pine Street
New York, NY 10005

Ladies and Gentlemen:

     This opinion is furnished in connection with the filing of the Registration Statement on Form N-6 by Variable Account B of American International Life Assurance Company of New York (the "Separate Account") and of American International Life Assurance Company of New York ("AI Life") covering an indefinite number of units of interests in the Separate Account. Net premiums received under AI Life's Executive Advantage group flexible premium variable universal life insurance policy (the "Policy" or "Policies") to be offered by AI Life may be allocated by AI Life to the Separate Account as described in the Prospectus forming a part of the Registration Statement.

     I am familiar with the Policy provisions. I am also familiar with the description contained in the Prospectus. Based on the information provided to me by Fred Garland FSA, it is my opinion that:

     The table of cost of insurance rates, set forth under "Tables of Charges" in the Prospectus, contains both the current and guaranteed rates to be used for these Policies for persons of illustrative ages. These rates have not been designed so as to make the relationship between current and guaranteed rates more favorable for persons of the ages illustrated than for persons at other ages or different gender.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/  A. HASAN QURESHI
                                             ---------------------

                                             A. Hasan Qureshi
                                             Senior Vice President